                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                   FORM 12B-25

                                               Commission File Number 333-130906
                                               Cusip Number 009720 10 3

                           NOTIFICATION OF LATE FILING

(Check One):   [ ] Form 10-K     [ ] Form 20-F   [ ] Form 11-K    [X] Form 10-Q
               [ ] Form 10-D     [ ] Form N-SAR  [ ] Form N-CSR

For Period Ended:                         July 31, 2006
                 ---------------------------------------------------------------

[ ]   Transition Report on Form 10-K       [ ]   Transition Report on Form 10-Q
[ ]   Transition Report on Form 20-F       [ ]   Transition Report on Form N-SAR
[ ]   Transition Report on Form 11-K

For the Transition Period Ended:________________________________________________

      Read instructions (on back pages) before preparing form. Please print or type.

      Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

      If the notification relates to a portion of the filing checked above, identify the item(s) to which the notification relates:_________________________

                                     PART I
                             REGISTRANT INFORMATION

Full name of registrant                   Akeena Solar, Inc.
                       ---------------------------------------------------------

Former name if applicable ______________________________________________________

                              605 University Avenue
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Address of principal executive office (Street and number)

City, state and zip code                  Los Gatos, CA 95032
                        --------------------------------------------------------

                                     PART II
                             RULE 12B-25(b) AND (c)

      If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate.)

[X]   (a)   The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

[X]   (b)   The subject annual report, semi-annual report, transition report on
      Form 10-K, 20-F, 11-K, Form N-SAR or Form N-CSR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form
      10-Q or subject distribution report on Form 10-D, or portion thereof, will be filed on or before the fifth calendar day following the prescribed due date; and

[ ]   (c)   The accountant's statement or other exhibit required by Rule
      12b-25(c) has been attached if applicable.

                                    PART III
                                    NARRATIVE

      State below in reasonable detail why Forms 10-K, 20-F, 11-K, 10-Q, 10-D,
N-SAR, N-CSR or the transition report or portion thereof, could not be filed within the prescribed time period.

The Registrant was unable to file the Form 10-QSB for the period ended July 31,
2006 without unreasonable effort or expense due to delays resulting from the preparation of the financial statements following completion of a merger with a privately-held company.

                                     PART IV
                                OTHER INFORMATION

      (1)   Name and telephone number of person to contact in regard to this notification

      David Wallace                         831                   331-7334
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                 (Name)                  (Area Code)         (Telephone number)

      (2)   Have all other periodic reports required under Section 13 or 15(d)
of the Securities Exchange Act of 1934 or Section 30 of the Investment Company
Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).

                                                                  [X] Yes [ ] No

      (3)   Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                                                                 [ ] Yes [X ] No

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      If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

                               Akeena Solar, Inc.
________________________________________________________________________________
                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date   September 15, 2006                    By: /s/ David Wallace
     ----------------------                     ---------------------------
                                             Name: David Wallace
                                             Title: Chief Financial Officer

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